EXHIBIT 5.1

			PILLSBURY MADISON & SUTRO LLP
			    2550 HANOVER STREET
			    PALO ALTO, CA 94304

					October 4, 2000

Supertex, Inc.
1235 Bordeaux Drive
Sunnyvale, CA 94089

	Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

	With reference to the Registration Statement on Form S-8 to be filed by Supertex, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 500,000 shares of the Company's Common Stock (the "Shares") issuable pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Plan"), it is our opinion that the Shares have been duly authorized, and when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

					Very truly yours,

					/s/ PILLSBURY MADISON & SUTRO LLP